Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

IT&E International Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-4354185
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
505 Lomas Santa Fe Drive, Suite 200,	92075
Solana Beach, California
(Address of Principal Executive Offices)	(Zip Code)

IT&E International Group, Inc.
2005 Equity Incentive Plan
(Full title of the plan)

_________________

Copy to:
Peter R. Sollenne
Chief Executive Officer	Adam C. Lenain, Esq.
IT&E International Group, Inc.	Foley & Lardner LLP
505 Lomas Santa Fe Drive, Suite 200	402 W. Broadway, 23rd Floor
Solana Beach, California 92075	San Diego, California 92101
(858) 366-0970	(619) 234-6655
(Name, address and telephone number,
including area code, of agent for service)

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,	25,000,000	$0.1565 (1)	$3,912,500(1)	$ 418.64
$0.001 par value

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for IT&E International Group, Inc. on March 13, 2006.

_________________

        In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of stock splits or stock dividends.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission by IT&E International Group, Inc. (hereinafter referred to as the "Company" or the "Registrant") are hereby incorporated herein by reference:

        1.     The Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004, as filed on October 25, 2005 (Commission File No. 000-50095).

        2.     The Company's Quarterly Report on Form 10-QSB/A for the quarterly period ended March 31, 2005, as filed on October 25, 2005 (Commission File No. 000-50095).

        3.     The Company's Quarterly Report on Form 10-QSB/A for the quarterly period ended June 30, 2005, as filed on October 25, 2005 (Commission File No. 000-50095).

        4.     The Company's Quarterly Report on Form 10-QSB and for the quarterly period ended September 30, 2005, as filed on November 14, 2005 (Commission File No. 000-50095).

        5.     The Company's Quarterly Report on Form 10-QSB/A and for the quarterly period ended September 30, 2005, as filed on November 16, 2005 (Commission File No. 000-50095).

        6.     The Company's Current Report on Form 8-K dated August 4, 2005 (Commission File No. 000-50095).

        7.     The Company's Current Report on Form 8-K dated September 28, 2005 (Commission File No. 000-50095).

        8.     The Company's Current Report on Form 8-K dated October 7, 2005 (Commission File No. 000-50095).

        9.     The Company's Current Report on Form 8-K dated November 16, 2005 (Commission File No. 000-50095).

        10.     The Company's Current Report on Form 8-K dated December 28, 2005 (Commission File No. 000-50095).

        11.     The Company's Current Report on Form 8-K/A dated January 4, 2006 (Commission File No. 000-50095).

        12.     The Company's Current Report on Form 8-K/A dated January 24, 2006 (Commission File No. 000-50095).

        13.     The Company's Current Report on Form 8-K/A dated January 26, 2006 (Commission File No. 000-50095).

        14.     The Company's Current Report on Form 8-K dated March 6, 2006 (Commission File No. 000-50095).

        15.     The description of the Company's common stock contained in the Company's Form 10-SB (Commission File No. 000-50095) filed with the Securities and Exchange Commission on November 19, 2002, and any amendments or reports filed to update the description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

        In accordance with Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation contains a provision limiting the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date which such provision becomes effective. In addition, the Certificate of Incorporation authorizes the Company to indemnify its officers and directors to the fullest extent permitted by law.

        The Company's Bylaws provide that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify its directors, officers and certain other persons (subject to certain conditions and qualifications) and the Company's Certificate of Incorporation eliminates the personal liability of its directors to the fullest extent permitted by Section 102 (b) (7) of the DGCL, as amended from time to time.

        Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnification for such expenses despite such adjudication of liability.

        Pursuant to the Certificate of Incorporation, the Company may, to the fullest extent permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

        (a)     The undersigned registrant hereby undertakes:

            (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on this 14th day of March, 2006.

IT&E International Group, Inc.
By: /s/ Peter R. Sollene
Peter R. Sollenne
Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Peter R, Sollenne as his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Peter R. Sollenne	Chief Executive Officer and Director	March 14, 2006
Peter R. Sollenne
/s/ Kelly Alberts	President, Chief Operating Officer and	March 14, 2006
Kelly Alberts	Director
/s/ Robert Tucker	Director	March 14, 2006
Robert Tucker
/s/ Michael Falk	Chairman and Director	March 14, 2006
Michael Falk
/s/ Cecilio Rodriguez	Director	March 14, 2006
Cecilio Rodriguez
/s/ Alastair McEwan	Director	March 14, 2006
Alastair McEwan

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Foley & Lardner LLP.*

23.1	Consent of Beckstead and Watts, LLP.*

23.2	Consent of Foley & Lardner (contained in Exhibit 5).*

24.1	Power of Attorney (contained on the signature page hereto).*

* Filed Herewith

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